Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q
SANTA CLARA, Calif., Feb. 20/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, announced that on February 13, 2007 it received a letter from The NASDAQ Stock Market, dated February 13, 2007, stating that Nasdaq has not received the Company’s Form 10-Q for the period ended December 31, 2006, as required by the Marketplace Rules. Accordingly, the letter states that the failure to timely file the Form 10-Q serves as an additional basis for delisting the Company’s securities from The NASDAQ Stock Market based upon Marketplace Rule 4310(c)(14).
As previously announced, NASDAQ initially informed the Company on October 2, 2006 that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006, and on November 13, 2006, Trident received a second notice from the NASDAQ Stock Market stating that the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 serves as an additional basis for delisting the Company’s securities.
On January 16, 2007, NASDAQ informed the Company that it would continue the listing of the Company’s shares subject to the receipt of information concerning the results of the Company’s investigation into its historical stock option grant practices, and conditioned on the Company becoming current in its delinquent periodic reports, and filing any required restatements, by April 2, 2007. The Company is working diligently to bring itself current with its periodic filing responsibilities by the deadline imposed by NASDAQ, however, not all factors affecting the date of filing of the Company’s restatement are within the Company’s control. The Panel’s letter informed the Company that it could appeal the conditional extension, but only within 15 days of receiving the letter notice and, therefore, any appeal must have been made by January 31, 2007, in advance of the filing deadline. In order to preserve its appeal rights, the Company filed an appeal on January 31, 2007 with the Nasdaq Listing and Hearings Review Council. In its appeal, the Company requested, among other things, that the Listing Council stay the Panel’s decision and any future delisting decisions pending the Listing Council’s ruling on the appeal.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s plans to become current in its periodic report filing requirements. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the results of the of the Company’s appeal of the Nasdaq notice of potential delisting of the Company’s stock; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.